UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 19, 2010

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 19, 2010, EntreMed, Inc.  (the “Company”) received a NASDAQ Staff Determination letter indicating that the Company failed to comply with NASDAQ Listing Rule 5450(a)(1) for continued listing on The NASDAQ Capital Market.   Rule 5450(a)(1) requires that a listed company maintain a minimum closing bid price of at least $1.00 per share.

The Company had initially been notified by NASDAQ of such minimum bid price deficiency on April 4, 2008, as previously announced on a Current Report on Form 8-K.  As a result of suspensions by NASDAQ of enforcement of the bid price due to extraordinary market conditions, the Company had until January 15, 2010 to regain compliance.  As the Company has not regained compliance with such NASDAQ rule, the  NASDAQ Staff has determined to delist its securities from the NASDAQ Capital Market on January 28, 2010, unless the Company requests an appeal of the determination.

On January  20, 2010, the Company filed an appeal of the Staff's determination to a NASDAQ Hearings Panel (the “Panel”), pursuant to the procedures set forth in the NASDAQ Marketplace Rules.  The hearing request will stay the delisting of the Company’s securities pending the Panel's decision.  The Company expects to provide the Panel with a plan of action, with the intention of returning to compliance with NASDAQ’s requirements.

The Company issued a press release in connection with the foregoing matter on January 20, 2010, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

99.1          Press Release of EntreMed, Inc. dated January 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu
Name: Cynthia W. Hu
Title: Chief Operating Officer, General Counsel & Secretary

Date:  January 20, 2010

Exhibit Index

Exhibit Number	Description

99.1	Press release dated January 20, 2010